Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 2, 2016
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FISCAL 2016 THIRD QUARTER RESULTS
PITTSBURGH, Pa., (May 2, 2016) – Kennametal Inc. (NYSE: KMT) today reported results for the 2016 fiscal third quarter ended March 31, 2016, with earnings per diluted share (EPS) of $0.20, compared with the prior year quarter loss per diluted share (LPS) of $0.58. Adjusted EPS were $0.37 in the current quarter compared with $0.46 in the prior year quarter. The company generated year-to-date free operating cash flow of $67 million compared with $143 million in the same period last year. Fiscal 2016 EPS guidance is now $1.05 to $1.15.
The current period reported results include restructuring and related charges of $0.18 per share, a net gain on divestiture of $0.03 per share and the current quarter tax impact of the second quarter asset impairment charges of $0.02 per share. The prior year quarter reported results include goodwill and other intangible asset impairment charges of $0.90 per share, restructuring and related charges of $0.12 per share and tax redeployment expense of $0.02 per share.
"Kennametal’s third quarter performance reflects progress from operating results in a challenging environment, and benefited from a favorable tax rate," said Ron De Feo, Kennametal President and CEO. "The 2016 third quarter adjusted operating margin of 7.8 percent is substantially higher than the year-to-date December fiscal 2016 adjusted operating margin of 3.6 percent, reflecting sequential volume growth and lower raw material costs. Infrastructure made progress, posting adjusted operating income of $10 million compared with losses for the first half of the year, and Industrial results reflect better sequential margins as well with adjusted operating income of $30 million. Adjusted EPS, while still lower year-over-year, strengthened sequentially as a result of the higher gross margins and lower operating expenses."
De Feo continued, "We have a lot of improvement opportunities within Kennametal to simplify operations, lower costs and drive margin improvements over time. We need to be more customer responsive and grow market share with innovation, entrepreneurship and speed - all things we are working on and plan to discuss with the investment community in the future."

Fiscal 2016 Third Quarter Key Developments

•
Sales were $498 million, compared with $639 million in the same quarter last year. Sales decreased by 22 percent, reflecting a 10 percent decline due to divestiture, an 8 percent organic decline and a 4 percent unfavorable currency exchange impact.

•
On a combined basis, pre-tax restructuring and related charges were $14 million, or $0.18 per share, and pre-tax benefits were approximately $20 million, or $0.19 per share in the quarter. In the same quarter last year, pre-tax restructuring and related charges were $17 million, or $0.12 per share, and pre-tax benefits were approximately $9 million, or $0.08 per share. Programs are on track to deliver fiscal 2016 year-over-year incremental savings of approximately $46 million.

•
Operating income was $27 million, compared with an operating loss of $120 million in the same quarter last year. Adjusted operating income was $39 million, compared with $56 million a year ago. The decrease in adjusted operating results was driven primarily by organic sales decline, unfavorable mix, lower fixed cost absorption and unfavorable currency exchange, offset partially by lower raw material costs and restructuring benefits. Adjusted operating margin was 7.8 percent in the current period and 8.8 percent in the prior year period.

•
The reported effective tax rate (ETR) was 24.7 percent and the adjusted ETR was 9.9 percent. The difference between the reported and adjusted ETR was due primarily to the effect of prior asset impairment charges, restructuring and related charges and divestiture. For the third quarter of fiscal 2015, the reported ETR was 64.4 percent (benefit on a loss) and the adjusted ETR was 23.1 percent (provision on income). The change in the adjusted ETR year-over-year is driven primarily by a favorable current period U.S. provision to return adjustment and a favorable geographical mix of earnings.

•	EPS was $0.20, compared with the prior year quarter LPS of $0.58. Adjusted EPS were $0.37 in the current quarter and $0.46 in the prior year quarter.

•
The company generated year-to-date free operating cash flow of $67 million compared with $143 million in the same period last year. The decrease in free operating cash flow was primarily attributable to lower cash earnings and higher restructuring and pension payments, partially offset by reductions of working capital.

Segment Developments for the Fiscal 2016 Third Quarter

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Industrial segment sales of $316 million decreased 11 percent from $355 million in the prior year quarter due to unfavorable currency exchange of 5 percent, organic decline of 5 percent and 1 percent due to divestiture. Excluding the impact of currency exchange and divestiture, sales decreased approximately 26 percent in energy, 6 percent in general engineering, 1 percent in aerospace and defense and 1 percent in transportation. Activity in the energy sector continued to adversely affect the industrial economy, particularly in the Americas, however destocking in the indirect channel has been subsiding. The transportation market was mixed with fewer tooling package sales contributing to weaker sales in Asia, partially offset by favorable conditions in Europe and Americas. On a segment regional basis excluding the impact of currency exchange and divestiture, sales decreased 8 percent in Asia, 6 percent in the Americas and 2 percent in Europe.

•
Industrial segment operating income was $25 million compared with $35 million in the prior year. Adjusted operating income was $30 million compared to $44 million in the prior year quarter, driven by organic sales decline, unfavorable currency exchange, lower fixed cost absorption and unfavorable business mix, partially offset by restructuring program benefits and lower raw material costs. Industrial adjusted operating margin was 9.6 percent compared with 12.4 percent in the prior year.

•
Infrastructure segment sales of $181 million decreased 36 percent from $284 million in the prior year quarter. The decrease was driven by divestiture impact of 21 percent, 12 percent organic sales decline and 3 percent unfavorable currency exchange. Excluding the impact of currency exchange and divestiture, sales decreased by approximately 37 percent in oil and gas, 32 percent in mining, 15 percent in industrial applications and 12 percent in processing, offset partially by an increase of approximately 6 percent in construction. Sales in other markets remained relatively flat. Key energy markets, particularly in North America, took a further step down in our fiscal third quarter, with U.S. rig counts declining 38 percent within the quarter, ending down 58 percent year-over-year. In addition, conditions in underground mining in North America declined further, with sales down 58 percent year-over-year. As previously disclosed, this weakness is expected to continue for the foreseeable future. Partially offsetting these drivers was improved sales in the construction end market, with year-over-year sales growth realized in all regions led by North America at 9 percent. On a segment regional basis excluding the impact of divestiture and currency exchange, sales decreased 23 percent in the Americas and 11 percent in Asia, while Europe remained flat.

•
Infrastructure segment operating income was $4 million, compared with operating loss of $153 million in the same quarter of the prior year. Adjusted operating income was $10 million compared to $14 million in the prior year quarter. The change in adjusted operating results was primarily due to lower organic sales, unfavorable business mix and lower fixed cost absorption, partially offset by lower raw material costs and the benefits of restructuring savings. Infrastructure adjusted operating margin was 5.2 percent compared with 5.0 percent in the prior year.

Fiscal 2016 Year-To-Date Key Developments

•
Sales were $1,577 million, compared with $2,010 million in the same period last year. Sales decreased by 22 percent, reflecting a 12 percent organic decline, 6 percent unfavorable currency exchange impact and 4 percent from divestiture.

•
Operating loss was $200 million, compared with $393 million in the same period last year. Adjusted operating income was $77 million in the current period, compared with adjusted operating income of $186 million in the prior year. Adjusted operating results decreased due to organic sales decline, unfavorable business mix, lower fixed cost absorption and unfavorable currency exchange, offset partially by lower raw material costs and restructuring benefits. Adjusted operating margin was 4.9 percent, compared with 9.2 percent in the prior year.

•	LPS was $2.00 in the current year period, compared with $4.98 the prior year period. Adjusted EPS were $0.66 in the current year period and $1.55 in the prior year period.

Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Recent Actions to Enhance Liquidity and Further Strengthen Financial Position

In April 2016 as previously announced, we took additional steps to enhance our liquidity and strengthen our financial position through entering into an amendment to the company's five-year, multi-currency, revolving credit facility. The amendment extends the tenor for a new five year term to April 2021. The prior facility matured in April 2018. The maximum leverage ratio was increased under the new amendment as defined in the agreement in order to increase operating flexibility. Further, the EBITDA definition was amended to allow for up to $120 million of aggregate cash restructuring payment add-backs through December 31, 2017. The minimum consolidated interest coverage ratio and the other key provisions remain unchanged.

Restructuring Programs

The previously announced restructuring programs are expected to produce combined annual ongoing pre-tax permanent savings of $105-$125 million. In total, pre-tax charges for these initiatives are expected to be approximately $188-$205 million.

RESTRUCTURING AND RELATED CHARGES AND SAVINGS (PRE-TAX)
	Estimated Charges	Current Quarter Charges	Charges To Date	Estimated Annualized Savings	Approximate Current Quarter Savings	Approximate Savings Since Inception	Expected Completion Date
Phase 1	Up to $60M	—	$58M	$40M-$45M	$10M	$62M	6/30/2016
Phase 2	$90M-$100M	$4M	$42M	$40M-$50M	$8M	$32M	12/31/2018
Phase 3	$40M-$45M	$10M	$15M	$25M-$30M	$2M	$3M	3/31/2017
Total	$188M-$205M	$14M	$115M	$105M-$125M	$20M	$97M

Outlook

We now expect consolidated adjusted EPS for the full fiscal year to be in the range of $1.05 and $1.15 per share, an increase from our previous guidance of $0.85 to $1.05 per share. The improvement is driven primarily by our expectations of sales being at or near the higher end of our most recent announced guidance for fiscal 2016.

Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable May 27, 2016 to shareholders of record as of the close of business on May 13, 2016.
The company will discuss its fiscal 2016 third quarter results in a live webcast at 8:30 a.m. Eastern Time Tuesday, May 3, 2016. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through June 3, 2016.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2016 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day over 12,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated more than $2.6 billion in revenues in fiscal 2015. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2016	2015	2016	2015
Sales	$497,837	$638,970	$1,577,212	$2,009,543
Cost of goods sold	340,484	439,500	1,127,828	1,392,516
Gross profit	157,353	199,470	449,384	617,027
Operating expense	121,004	138,025	373,827	423,972
Restructuring and asset impairment charges	7,142	175,435	128,498	565,837
Loss on divestiture	(2,557)	—	130,750	—
Amortization of intangibles	4,429	6,402	16,315	20,361
Operating income (loss)	27,335	(120,392)	(200,006)	(393,143)
Interest expense	7,113	7,760	20,895	23,929
Other (income) expense, net	(1,938)	(378)	(1,582)	32
Income (loss) before income taxes	22,160	(127,774)	(219,319)	(417,104)
Provision (benefit) for income taxes	5,465	(82,223)	(61,499)	(23,975)
Net income (loss)	16,695	(45,551)	(157,820)	(393,129)
Less: Net income attributable to noncontrolling interests	695	678	1,634	1,914
Net income (loss) attributable to Kennametal	$16,000	$(46,229)	$(159,454)	$(395,043)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) earnings per share	$0.20	$(0.58)	$(2.00)	$(4.98)
Diluted earnings (loss) earnings per share	$0.20	$(0.58)	$(2.00)	$(4.98)
Dividends per share	$0.20	$0.18	$0.60	$0.54
Basic weighted average shares outstanding	79,871	79,389	79,814	79,282
Diluted weighted average shares outstanding	80,224	79,389	79,814	79,282

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2016	June 30, 2015
ASSETS
Cash and cash equivalents	$136,564	$105,494
Accounts receivable, net	365,827	445,373
Inventories	485,390	575,531
Other current assets	111,479	132,148
Total current assets	1,099,260	1,258,546
Property, plant and equipment, net	725,535	815,825
Goodwill and other intangible assets, net	514,818	704,058
Other assets	152,326	71,100
Total assets	$2,491,939	$2,849,529
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$4,140	$15,702
Accounts payable	169,332	187,381
Other current liabilities	247,943	279,661
Total current liabilities	421,415	482,744
Long-term debt and capital leases	699,750	735,885
Other liabilities	195,963	255,465
Total liabilities	1,317,128	1,474,094
KENNAMETAL SHAREHOLDERS’ EQUITY	1,144,160	1,345,807
NONCONTROLLING INTERESTS	30,651	29,628
Total liabilities and equity	$2,491,939	$2,849,529

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2016	2015	2016	2015
Outside Sales:
Industrial	$316,372	$354,810	$940,588	$1,104,225
Infrastructure	181,465	284,160	636,624	905,318
Total outside sales	$497,837	$638,970	$1,577,212	$2,009,543
Sales By Geographic Region:
North America	$232,183	$301,403	$718,979	$955,468
Western Europe	130,914	180,173	432,477	554,610
Rest of World	134,740	157,394	425,756	499,465
Total sales by geographic region	$497,837	$638,970	$1,577,212	$2,009,543
Operating Income (Loss):
Industrial	$24,692	$35,311	$51,802	$121,123
Infrastructure	3,748	(153,100)	(242,417)	(505,799)
Corporate (1)	(1,105)	(2,603)	(9,391)	(8,467)
Total operating income (loss)	$27,335	$(120,392)	$(200,006)	$(393,143)
(1)  Represents unallocated corporate expenses.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin, operating expense, operating expense as a percentage of sales, operating income (loss) and margin, net income (loss), diluted EPS (LPS), effective tax rate, Industrial operating income and margin, Infrastructure operating income (loss) and margin and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results is the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED MARCH 31, 2016 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating income	Net income(2)	Diluted EPS	Effective tax rate
Reported results	$497,837	$157,353	$121,004	$27,335	$16,000	$0.20	24.7%
Reported margins		31.6%	24.3%	5.5%
Tax effect of prior asset impairment charges	—	—	—	—	1,251	0.02	(5.8)
Restructuring and related charges	—	1,456	(5,400)	13,998	14,242	0.18	(4.9)
Loss on divestiture	—	—	—	(2,557)	(1,902)	(0.03)	(4.1)
Adjusted results	$497,837	$158,809	$115,604	$38,776	$29,591	$0.37	9.9%
Adjusted margins		31.9%	23.2%	7.8%
(2) Represents amounts attributable to Kennametal Shareholders.

(in thousands, except percents)	Industrial sales	Industrial operating income	Infrastructure sales	Infrastructure operating income
Reported results	$316,372	$24,692	$181,465	$3,748
Reported operating margin		7.8%		2.1%
Restructuring and related charges	—	9,346	—	4,652
Loss on divestiture	—	(3,677)	—	1,117
Adjusted results	$316,372	$30,361	$181,465	$9,517
Adjusted operating margin		9.6%		5.2%

THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating (loss) income	Net (loss) income (2)	Diluted (LPS) EPS	Effective tax rate
Reported results	$638,970	$199,470	$138,025	$(120,392)	$(46,229)	$(0.58)	64.4%
Reported margins		31.2%	21.6%	(18.8)%
Restructuring and related charges (3)	—	336	(658)	16,729	9,686	0.12	3.3
Goodwill and other intangible asset impairment charges	—	—	—	159,700	71,143	0.90	(40.2)
Tax redeployment expense	—	—	—	—	2,138	0.02	(4.4)
Adjusted results	$638,970	$199,806	$137,367	$56,037	$36,738	$0.46	23.1%
Adjusted margins		31.3%	21.5%	8.8%
(3) Includes pre-tax restructuring related charges recorded in corporate of $569.

(in thousands, except percents)	Industrial sales	Industrial operating income	Infrastructure sales	Infrastructure operating (loss) income
Reported results	$354,810	$35,311	$284,160	$(153,100)
Reported operating margin		10.0%		(53.9)%
Restructuring and related charges (4)	—	8,673	—	7,487
Goodwill and other intangible asset impairment charges	—	—	—	159,700
Adjusted results	$354,810	$43,984	$284,160	$14,087
Adjusted operating margin		12.4%		5.0%
(4) Excludes pre-tax restructuring related charges recorded in corporate of $569.

NINE MONTHS ENDED MARCH 31, 2016 (UNAUDITED)
(in thousands, except percents)	Sales	Operating (loss) income	Net (loss) income(2)	Diluted (LPS) EPS
Reported results	$1,577,212	$(200,006)	$(159,454)	$(2.00)
Reported operating margin		(12.7)%
Restructuring and related charges	—	37,970	31,978	0.42
Goodwill and other intangible asset impairment charges	—	108,456	81,487	1.02
Loss on divestiture and related charges	—	130,750	98,448	1.22
Adjusted results	$1,577,212	$77,170	$52,459	$0.66
Adjusted operating margin		4.9%

NINE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)
(in thousands, except percents)	Sales	Operating (loss) income	Net (loss) income(2)	Diluted (LPS) EPS
Reported results	$2,009,543	$(393,143)	$(395,043)	$(4.98)
Reported operating margin		(19.6)%
Restructuring and related charges	—	37,105	25,628	0.33
Goodwill and other intangible asset impairment charges	—	541,700	490,416	6.18
Tax redeployment expense	—	—	2,138	0.02
Adjusted results	$2,009,543	$185,662	$123,139	$1.55
Adjusted operating margin		9.2%

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended
	March 31,
(in thousands)	2016	2015
Net cash flow from operating activities	$145,414	$219,576
Purchases of property, plant and equipment	(83,285)	(77,620)
Proceeds from disposals of property, plant and equipment	5,102	1,300
Free operating cash flow	$67,231	$143,256